Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

Huddleston & Co., Inc. does hereby consent to the use of its reports relating to the proved oil and gas reserves of Republic Royalty Company, Spinnaker Royalty Company, L.P. and Dorchester Minerals, L.P. and to the reference to the firm as an expert in the Form S-4 Registration Statement filed by Dorchester Minerals, L.P.

HUDDLESTON & CO., INC.

By:	/s/ Gregory S. Floyd
Gregory S. Floyd, P.E. Vice President

Houston, Texas

April 27, 2005